Exhibit 99.1

                      Provo International Announces Delay
         in Filing Form 10-QSB For the Period Ended September 30, 2004

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--Nov. 23, 2004--Provo International, Inc. (formerly Frontline Communications Corp). (AMEX:FNT) www.fcc.net, announced that there will be a delay in filing its quarterly report on Form 10-QSB for the period ended September 30, 2004. On November 15, 2004 the Company retained a new firm as the Company's Independent Registered Public Accounting Firm. Subsequent to the Company filing its quarterly report on Form 10-QSB for the quarter ended June 30, 2004, the Company's former Independent Registered Public Accounting Firm advised the Company that they did not complete their review of the Form 10-QSB. Therefore, the new firm will review Form 10-QSB for the quarters ended June 30, 2004 and September 30, 2004. Because of the time required for the new firm to complete the review of two quarters, there will be a delay in the filing of Form 10-QSB for the quarter ended September 30, 2004. The Company anticipates completing all its filings in accordance with a plan it has submitted to the American Exchange to bring the Company back into compliance with the Exchange's listing standards prior to December 16, 2004. There can be no assurance that the Company's plan will be accepted by the Exchange.
    The Company estimates that its results of operations for the three months ended September 30, 2004 as reflected in its statement of operations to be included in its Form 10-QSB for the quarter ended September 30, 2004 will reflect a loss available to common shareholders of $738,391 compared to a net loss of $216,485 for the corresponding period in 2003. For the nine months ended September 30, 2004, the registrant expects to report a loss available to common shareholders of $1,128,903 compared to a net loss of $754,168 for the corresponding period in 2003.

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. is a provider of internet bandwidth services and award winning Ecommerce, programming and website development, design and hosting services through its PlanetMedia group, www.pnetmedia.com. In addition, the company is currently launching its Provo Paycard and other payroll disbursement products and services.

    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier or customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.


    CONTACT: Provo International Inc.
             Stephen J. Cole-Hatchard, 845-623-8553
             Fax: 845-623-8669
             scolehatchard@fcc.net
             or
             Investor Relations, 845-623-8553 ext. 1108
             Fax: 845-623-8669
             investorrelations@fcc.net